Exhibit 10.93

Fiscal 2006 Senior Management Incentive Plan

A pool of cash and stock options equivalent to 2% of the trailing 12 months revenue of each acquired Company and reserved in a pool for the management team on a quarterly basis, to be divided evenly between cash and stock options. Each quarter in which a bonus is earned, the Compensation Committee will determine an allocation of the bonus based on the assessment of the contribution by the members of the Halo family of companies. Earned bonuses will be paid as soon as practicable following the close of the quarter.

Bonuses will only be paid out only on deals where the Halo successfully acquired companies in accordance with its goal of executing transactions between 2-5X target Company’s cash flow. In the event that the management recommends and the board approves an acquisition where these metrics are not applicable (e.g. in the case where a Company with zero or negative cash flow is acquired, or where a higher multiple of cash flow is paid for a rapidly growing Company), the Committee retains the right to issue discretionary bonuses as special situations arise.

Near the end of the 2006 fiscal year the Committee will revisit this plan and make appropriate adjustments based on Halo’s then current activities in the market as well as other relevant circumstances.